Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

For information contact:	David Bruce 305/500-4999	Lisa Brumfield 305/500-3668
	David_Bruce@ryder.com	Lisa_Brumfield@ryder.com

RYDER ANNOUNCES LETTER OF INTENT TO ACQUIRE
RUAN LEASING COMPANY

     Miami, December 19, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced it has entered into a non-binding letter of intent to purchase substantially all the assets of Ruan Leasing Company, a major privately owned truck leasing, rental and contract maintenance company headquartered in Des Moines, Iowa. Ruan has capabilities through the Midwest, Southeast, and Mid-Atlantic regions, as well as in California.

     Ruan has a fleet of nearly 6,800 vehicles and an additional 4,800 units under contract maintenance agreements, serving over 550 customers in the U.S. The supply chain, logistics and dedicated contract carriage businesses of Ruan are not included in the transaction.

     The acquisition remains subject to the negotiation of a definitive purchase agreement and customary closing conditions, including regulatory consents and the approval of each company’s board of directors. The transaction is expected to close by the end of the first quarter of 2004.

About Ryder

     Ryder is a Fortune 500 company providing leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE:R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. For more information about Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.